EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
02/08/06	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S KICKS OFF 2006 WITH STRONG GLOBAL SALES IN JANUARY

Global comparable sales rise 5.7%
U.S. comparable sales up 9.7%

OAK BROOK, IL - McDonald's Corporation announced today that global comparable sales rose 5.7% in January, on top of a 5.2% increase achieved for January 2005.
    McDonald's Chief Executive Officer Jim Skinner commented, "We are delighted with January’s global sales performance, particularly the exceptional sales results posted in the U.S. January marks our 33rd consecutive month of positive global comparable sales increases, reflecting the ongoing strength of initiatives designed to enhance our customer relevance.
    "In the U.S., our momentum continued with January comparable sales up nearly 10% driven by the underlying strength of our Plan to Win. Our strong breakfast business, popular core and premium menu choices, everyday value, extended hours, gift cards and mild January weather contributed to results.
    "In Europe, comparable sales were slightly negative for the month as France and Russia delivered strong sales performance partly offsetting weak sales results in the U.K. and Germany. Both the U.K. and Germany faced difficult comparisons against successful national coupon promotions in January 2005. In Germany, we are committed to our permanent value menu which is designed to drive sustainable growth. The U.K. continues to supplement their value platform with brand building efforts to drive performance in a challenging environment. We continue to focus on building momentum across Europe through enhanced menu variety, compelling value and strong marketing.
    "In Asia/Pacific, Middle East and Africa, comparable sales rose 3.3% driven primarily by Australia and China, partly offset by weak results in Japan.
    "I am confident that 2006 will be another strong year for McDonald's as we remain firmly focused on our customers and opportunities within the Plan to Win."

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Percent Inc/ (Dec)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended January 31,	2006	2005	Reported	Currency
McDonald’s Restaurants*	5.7	5.2	4.2	6.8
Major Segments:
U.S.	9.7	4.1	10.5	10.5
Europe	(0.5)	5.4	(6.6)	0.5
APMEA**	3.3	7.1	0.3	5.5

* Excludes non-McDonald's brands
** Asia / Pacific, Middle East and Africa

Definitions
•	Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters such as hurricanes. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.
•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•	Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.
•	The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. For the month of January 2006, this calendar shift/trading day adjustment consisted of one more Tuesday and one less Saturday, compared with January 2005. The resulting adjustment varied around the world, ranging from approximately negative 1% to negative 2%.

Upcoming Communications
    McDonald's tentatively plans to release February sales on March 8, 2006.

McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

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Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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